10/8/2015 Home | Redesign Ethan Allen DISCLAIMER Sandell Asset Management Corp., Castlerigg Master Investments Ltd., Castlerigg International Limited, Castlerigg International Holdings Limited, Castlerigg Offshore Holdings, Ltd., Castlerigg Active Investment Fund, Ltd., Castlerigg Active Investment Intermediate Fund, L.P., Castlerigg Active Investment Master Fund, Ltd., Castlerigg Equity Event and Arbitrage Fund, Thomas E. Sandell (collectively, “Sandell”), Edward Glickman, Kathy Herbert, Richard Mansouri, Annelise Osborne, Ken Pilot and Alex Wolf (collectively with Sandell, the “Participants”), intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy card to be used in connection with the solicitation of proxies from the stockholders of Ethan Allen Interiors Inc. (the “Company”) in connection with the Company’s 2015 annual meeting of stockholders. All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the participants when they become available, as they will contain important information, including additional information related to the participants. When completed, the definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC website at http ://www.sec.gov/ . Information about the Participants and a description of their direct or indirect interests by security holdings is contained in Exhibit 2 to the Schedule 14A filed by Sandell Asset Management Corp. with the SEC on September 15, 2015. This document can be obtained free of charge from the source indicated above. Cautionary Statement Regarding Forward Looking Statements The information herein contains “forward looking statements.” Specific forward looking statements can be identified by the fact that they do not relate strictly to historical or current

I confirm that I have read the terms of this website. 10/8/2015 Home | Redesign Ethan Allen facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward looking. Sandell’s forward looking statements are based on its current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward looking statements.

10/8/2015 Home | Redesign Ethan Allen Why Redesign Ethan Allen? Shareholders of Ethan Allen have suffered years of underperformance versus the Company’s own selected proxy peers under the leadership of Chairman and CEO Farooq Kathwari and its Board of Directors It is our belief that these underlying issues can be traced to one root cause: namely poor corporate governance We believe Ethan Allen is a company rife with poor governance practices in the form of a stale and entrenched board led by what in our opinion is the prototypical “Imperial CEO” PRESS RELEASES Sandell Comments on Recent Board Changes at Ethan Allen (http://www.redesignethanallen.com/content/uploads/2015/10/Oct9Release.pd f) October 9, 2015 Sandell Reminds Ethan Allen Shareholders to Take Steps to Ensure Ability to Vote Shares at 2015 Annual Meeting (http://www.redesignethanallen.com/content/uploads/2015/09/ETHSep28Rele ase.pdf) September 28, 2015 Sandell Comments on Recent Statements by Ethan Allen Chairman and CEO (http://www.redesignethanallen.com/content/uploads/2015/09/RevisedETHSep 22.pdf) http://www.redesignethanallen.com/ 1 / 4

10/8/2015 Home | Redesign Ethan Allen

September 22, 2015

[Sandell Nominates Slate of Six Candidates for Election to the Board of Directors of Ethan Allen Interiors Inc. (http://www.redesignethanallen.com/content/uploads/2015/09/NominationRelease_FINAL.pdf)]

September 15, 2015

[Sandell Sends Letter to Board of Ethan Allen Interiors Inc. (http://www.redesignethanallen.com/content/uploads/2015/09/ETHAug26Release.pdf)]

August 26, 2015

[Sandell Sends Letter to Chairman and CEO of Ethan Allen Interiors Inc. (http://www.redesignethanallen.com/content/uploads/2015/09/ETHAug14Release.pdf)]

August 14, 2015

View All Press Releases (/press-releases/)

NOMINEES

We believe that Ethan Allen is in desperate need of a new and improved Board comprised of highly-qualified individuals capable of bringing fresh perspective and new ideas to the Company. We believe the following candidates possess the experience and acumen necessary to effect change in a manner that would create significant value for all shareholders.

Edward Glickman

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10/8/2015 Home | Redesign Ethan Allen Former President of Pennsylvania Real Estate Investment Trust View full bio >> (/edward - glickman/) Kathy Herbert Former Executive Vice President of Human Resources at Albertson’s, Inc. View full bio >> (/kathy - herbert/) Richard Mansouri Managing Director at Sandell Asset Management Corp. View full bio >> (/richard - mansouri/) Annelise Osborne Senior Vice President at Moody’s Investor Service View full bio >> (/annelise - osborne/) Ken Pilot Former President of ABC Carpet & Home View full bio >> (/ken - pilot/) Alex Wolf Former Partner/Managing Director at Cerberus Capital Management, L.P. View full bio >> (/alex - wolf/) http://www.redesignethanallen.com/ 3 / 4

10/8/2015 Proposed Nominees for Redesign Ethan Allen PROPOSED NOMINEES We believe that Ethan Allen is in desperate need of a new and improved Board comprised of highly - qualified individuals capable of bringing fresh perspective and new ideas to the Company. We believe the following candidates possess the experience and acumen necessary to effect change in a manner that would create significant value for all shareholders. Edward Glickman Former President of Pennsylvania Real Estate Investment Trust VIEW FULL BIO (/edward - glickman/) Kathy Herbert Former Executive Vice President of Human Resources at Albertson’s, Inc. VIEW FULL BIO (/kathy - herbert/) Richard Mansouri http://www.redesignethanallen.com/proposed nominees/ 1 / 3

10/8/2015 Proposed Nominees for Redesign Ethan Allen Managing Director at Sandell Asset Management Corp. VIEW FULL BIO (/richard - mansouri/) Annelise Osborne Senior Vice President at Moody’s Investor Service VIEW FULL BIO (/annelise - osborne/) Ken Pilot Former President of ABC Carpet & Home VIEW FULL BIO (/ken - pilot/) Alex Wolf http://www.redesignethanallen.com/proposed nominees/ 2 / 3 Former Partner/Managing Director at Cerberus Capital Management, L.P. VIEW FULL BIO (/alex - wolf/)

10/8/2015 Edward Glickman | Redesign Ethan Allen Proposed Nominees (/proposed - nominees/) > Edward Glickman http://www.redesignethanallen.com/edward glickman/ 1 / 1 EDWARD GLICKMAN Former President of Pennsylvania Real Estate Investment Trust Currently the Executive Chair of FG Asset Management US, an asset management and investment krm, since 2013, Edward Glickman has over 25 years of real estate experience encompassing both operations and knance. He was the President, Chief Operating Ofkcer, and Trustee of a multi - billion dollar publicly - traded REIT, the Pennsylvania Real Estate Investment Trust (“PREIT”), from 2004 until 2012, and had previously served as Executive Vice President and Chief Financial Ofkcer of PREIT from 1997 to 2004. Having taught at NYU since 2002, Mr. Glickman served as the Executive Director of the Center for Real Estate Finance Research and Clinical Professor of Finance at New York University’s Stern School of Business and currently holds an Adjunct appointment at Drexel University’s LeBow College of Business. Mr. Glickman currently sits on the board of directors of Equity Commonwealth, a publicly - traded REIT. Mr. Glickman graduated from the University of Pennsylvania with a B.S. from The Wharton School and a B.A.S. from the College of Engineering and Applied Science and received an M.B.A. from the Harvard Graduate School of Business Administration. Copyright 2015

10/8/2015 Kathy Herbert | Redesign Ethan Allen Proposed Nominees (/proposed - nominees/) > Kathy Herbert http://www.redesignethanallen.com/kathy herbert/ 1 / 1 KATHY HERBERT Former Executive Vice President of Human Resources at Albertson’s, Inc. With 35 years of experience in human resources and operations in the retail space, Kathy Herbert brings a wealth of practical expertise to solve complex, cross - functional business problems. Ms. Herbert was Executive Vice President of Human Resources at the $44 billion food and drug retailer Albertsons, Inc. from 2001 to 2006, having joined the company from Jewel - Osco, which was acquired by Albertson’s. While at Jewel - Osco from 1969 to 2001, Ms. Herbert took on a number of progressive roles including Vice - President of Human Resources, where she was responsible for developing plans to integrate senior leadership upon the acquisition of Jewel Osco by Albertson’s as well developing plans for management succession. She was on the Board of Directors of Covidien, a $10 billion global healthcare company from 2007 to 2012, and currently serves on the board of directors of the private packaged foods company Hooray Puree. Ms. Herbert has an M.B.A. from Lake Forest Graduate School of Management. Copyright 2015

10/8/2015 Richard Mansouri | Redesign Ethan Allen Proposed Nominees (/proposed - nominees/) > Richard Mansouri http://www.redesignethanallen.com/richard mansouri/ 1 / 1 RICHARD MANSOURI Managing Director at Sandell Asset Management Corp. As a Managing Director at Sandell Asset Management Corp. since 2013, Richard Mansouri is responsible for the research and analysis of numerous publicly - traded equity securities and has been instrumental in expanding Sandell’s shareholder activist efforts in the United States. Having developed specialized knowledge involving situations with an activist or governance - oriented component, Mr. Mansouri has over 20 years of investment experience across a number of industries beginning at Elliott Associates, L.P. from 1995 to 2001, where he was a Senior Analyst/Portfolio Manager. Mr. Mansouri has subsequently worked as a Partner/Member at Para Advisors LLC, Portfolio Manager and Head of Research at DellaCamera Capital Management, LLC, and Portfolio Manager and Managing Member of Ridge Road Asset Management LLC. Mr. Mansouri graduated magna cum laude from the University of Pennsylvania with a Bachelor of Science in Economics from The Wharton School and a Bachelor of Science in Engineering from The Moore School of Electrical Engineering. Copyright 2015

10/8/2015 Annelise Osborne | Redesign Ethan Allen Proposed Nominees (/proposed - nominees/) > Annelise Osborne http://www.redesignethanallen.com/annelise osborne/ 1 / 1 ANNELISE OSBORNE Senior Vice President at Moody’s Investor Service Senior Vice President in the Commercial Real Estate Finance Group at Moody’s Investor Service, Annelise Osborne has 16 years of knance experience that encompasses the evaluation of a wide range of transactions. Ms. Osborne has a vast breadth of knowledge in real estate, credit, and structured knance. She has led sizable teams of analysts involved in developing and analyzing credit ratings involving floating and kxed rate credits across various asset classes and real estate property types. She has served as a rating committee chair and has contributed to krm - wide methodology and quantitative framework for the valuation and analysis of loans. Ms. Osborne held positions at Jones Lang LaSalle and W.P. Carey spanning transactional and asset management disciplines. She is active in leadership positions at the Commercial Real Estate Finance Council; has served on two charitable boards; and has lectured at Columbia and NYU. She graduated with a B.A. degree in Economics from The College of William and Mary and has an M.B.A. from Columbia Business School. Copyright 2015

10/8/2015 Ken Pilot | Redesign Ethan Allen Proposed Nominees (/proposed - nominees/) > Ken Pilot http://www.redesignethanallen.com/ken pilot/ 1 / 1 KEN PILOT Former President of ABC Carpet & Home Ken Pilot has over 30 years of experience across all aspects of the retail business including merchandising, operations, e - commerce, logistics, sourcing and production and has particularly valuable expertise in home furnishing retailing as the former President of ABC Carpet & Home from 2010 until May of 2015. During Mr. Pilot’s tenure as President, ABC Carpet doubled in proktability over a three year period and saw a sharp turnaround in comp store sales, which increased during his leadership to over +20% from a previous level of - 7%. Currently the co - founder of Pilot Consulting Practice LLC, Mr. Pilot worked at Gap, Inc. from 1989 to 2002, where he launched Gap Outlet, was President of Gap International, and ultimately served as President of Gap Global overseeing merchandising, sourcing, store operations, knance, and human resources, with revenues in excess of $4 billion. He subsequently served as President of Polo Ralph Lauren Factory Stores and New Business Development, President of the Martin and Osa concept at American Eagle Outktters, and CEO of RobotGalaxy. He graduated with a B.A. degree in History from Colgate University in 1983. Copyright 2015

10/8/2015 Alex Wolf | Redesign Ethan Allen Proposed Nominees (/proposed - nominees/) > Alex Wolf http://www.redesignethanallen.com/alex wolf/ 1 / 1 ALEX WOLF Former Partner/Managing Director at Cerberus Capital Management, L.P. As a former Partner/Managing Director in the Private Equity Group at Cerberus Capital Management, L.P. where he worked from 2001 to 2012, Mr. Wolf has been involved in the acquisition and post - acquisition management of numerous companies across a wide variety of industries involving billions of dollars of committed equity capital. Mr. Wolf is currently the Founder and Managing Partner of Kingswood Capital Management, a private investment krm focused on building a portfolio of high - quality middle market companies. Prior to joining Cerberus, Mr. Wolf was in the Mezzanine and Private Equity Group at Ares Management, where he worked from 1997 to 1999. Mr. Wolf graduated with a B.A. degree from Duke University and has an M.B.A. from the Stanford University Graduate School of Business. Copyright 2015

10/8/2015 Press Releases for Redesign Ethan Allen


PRESS RELEASES

Sandell Comments on Recent Board Changes at Ethan Allen (http://www.redesignethanallen.com/content/uploads/2015/10/Oct9Release.pdf)

October 9, 2015

Sandell Reminds Ethan Allen Shareholders to Take Steps to Ensure Ability to Vote Shares at 2015 Annual Meeting (http://www.redesignethanallen.com/content/uploads/2015/09/ETHSep28Release.pdf)

September 28, 2015

Sandell Comments on Recent Statements by Ethan Allen Chairman and CEO (http://www.redesignethanallen.com/content/uploads/2015/09/RevisedETHSep22.pdf)

September 22, 2015

Sandell Nominates Slate of Six Candidates for Election to the Board of Directors of Ethan Allen Interiors Inc. (http://www.redesignethanallen.com/content/uploads/2015/09/NominationRelease_FINAL.pdf)

September 15, 2015

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10/8/2015 Press Releases for Redesign Ethan Allen

[Sandell Sends Letter to Board of Ethan Allen Interiors Inc.](http://www.redesignethanallen.com/content/uploads/2015/09/ETHAug26Release.pdf) (http://www.redesignethanallen.com/content/uploads/2015/09/ETHAug26Release.pdf)

August 26, 2015

[Sandell Sends Letter to Chairman and CEO of Ethan Allen Interiors Inc.](http://www.redesignethanallen.com/content/uploads/2015/09/ETHAug14Release.pdf) (http://www.redesignethanallen.com/content/uploads/2015/09/ETHAug14Release.pdf)

August 14, 2015

Copyright 2015

http://www.redesignethanallen.com/pressreleases/ 2/2

10/8/2015 Contact | Redesign Ethan Allen CONTACT http://www.redesignethanallen.com/contact/ 1 / 1 MEDIA Dan Zacchei Sloane & Company 212 - 486 - 9500 (tel:212 - 486 - 9500) DZacchei@SloanePR.com (mailto:DZacchei@SloanePR.com) INVESTORS Bruce Goldfarb/Chuck Garske/Lisa Patel Okapi Partners LLC 212 - 297 - 0720 (tel:212 - 297 - 0720) or 877 - 259 - 6290 (tel:877 - 259 - 6290) (toll free) info@okapipartners.com (mailto:info@okapipartners.com) Copyright 2015